December 1, 1994






Dear Shareholder Member:

You are cordially invited to attend the Company's annual meeting at 10:00 A.M. in the morning on Wednesday, January 11, 1995 in the Auditorium of the Rockford, Illinois, plant. Registration for the meeting will be in the Cafeteria Atrium located at the rear of the plant. While the formal meeting begins at 10:00 A.M., we will have an informal social period from 9:00 to 9:45 A.M. in the Cafeteria Atrium.

Parking is available directly behind the plant. A map is enclosed with this notice.

We will be most pleased to greet you in advance of the meeting. Please complete and return your proxy card now whether or not you plan to attend.

                                               Sincerely yours,

                                               WOODWARD GOVERNOR COMPANY




                                               Calvin C. Covert
                                               Chairman, Board of Directors

                     WOODWARD GOVERNOR COMPANY
             Serving Prime Mover Control and Accessory Markets
  5001 North Second Street, P.O. Box 7001, Rockford, Illinois 61125-7001




                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                January 11, 1995



The annual meeting of the shareholder members of Woodward Governor Company, a Delaware corporation, will be held in the Company's Auditorium, 5001 North Second Street, Rockford, Illinois, on Wednesday, January 11, 1995, at 10:00 A.M., local time, for the following purposes:

     1.   To elect three directors to serve for a term of three years each;
          and

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on November 14, 1994 are entitled to vote at the meeting.

                                        By Order of the Board of Directors

                                        WOODWARD GOVERNOR COMPANY



                                        Carol J. Manning
                                        Corporate Secretary

December 1, 1994










                          YOUR VOTE IS IMPORTANT
      Even if you plan to attend the meeting in person, please date, sign and return your proxy in the enclosed envelope.  Prompt response is helpful and your cooperation will be appreciated.

                         WOODWARD GOVERNOR COMPANY
             Serving Prime Mover Control and Accessory Markets
  5001 North Second Street, P.O. Box 7001, Rockford, Illinois 61125-7001




                              PROXY STATEMENT

                    FOR ANNUAL MEETING OF SHAREHOLDERS


                        Wednesday, January 11, 1995



TO THE SHAREHOLDER MEMBERS:

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies for use at the annual meeting of shareholder members of Woodward Governor Company (the "Company") to be held in the Company's Auditorium, 5001 North Second Street, Rockford, Illinois, on January 11, 1995 at 10:00 A.M., local time, and at any adjournment thereof.

A copy of the Company's Annual Report for the fiscal year ended
September 30, 1994, including audited financial statements, is included with this Proxy Statement. This Proxy Statement was mailed to shareholder members on or about December 1, 1994.

A form of proxy is enclosed for use at the meeting or any adjournment thereof. If the proxy is executed and returned, it may nevertheless be revoked at any time, insofar as it has not been exercised, by notice to the Secretary of the Company, by submission of a proxy bearing a later date or by voting in person at the meeting. Unless revoked, the shares represented by validly executed proxies will be voted at the meeting in accordance with the directions noted thereon. Absent such directions, the enclosed proxy gives discretionary authority to the attorneys named therein, or their substitutes. Each outstanding share is entitled to one vote on each matter submitted to a vote, except that in the election of directors each shareholder is entitled to cast as many votes as the number of shares held by such shareholder multiplied by the number of directors to be elected and may cast all such votes for the election of one nominee or distribute such votes among either two or three nominees as such shareholder chooses. Shares represented by validly executed proxies will be cumulatively voted so as to elect all or as many as possible of such director nominees in such order as the attorneys named therein shall determine unless the shareholder has otherwise indicated on the proxy. For the election of directors, the three nominees who receive the most votes will be elected.


The Board of Directors has fixed November 14, 1994 as the record date for the determination of shareholder members entitled to vote at the meeting. Accordingly, only shareholder members of record at the close of business on said date will be entitled to vote at the meeting. As of November 14, 1994, the Company had outstanding 2,924,218 shares of Common Stock, $0.0625 par value.

Votes cast by proxy or in person at the meeting will be tabulated by the inspectors of election appointed for the meeting and will determine whether or not a quorum is present. The inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.



      SECURITY OWNERSHIP OF PRINCIPAL HOLDERS AND EXECUTIVE OFFICERS

The following table sets forth as of November 14, 1994 information provided to the Company concerning ownership of the Company's outstanding Common Stock by beneficial holders of more than 5% of the Common Stock, certain executive officers and all directors and executive officers as a group:

                               Shares of Common Stock      Percent of
                                 Beneficially Owned       Common Stock
       Name                       November 14, 1994        Outstanding


 Principal Holders

Woodward Governor Company
   Profit Sharing Trust
 5001 North Second Street
 Rockford, Illinois 61125-7001         739,231               25.28%

 AMCORE Bank N.A., Rockford
 501 Seventh Street
 Rockford, Illinois 61110-0037       1,037,276  (1)          35.47%

 Mary B. Bittle
 250 South Fairfax
 Denver, Colorado 80222-6110           223,232  (2)           7.63%

 Quest Advisory Corp.
 Quest Management Company
 Charles M. Royce
 1414 Avenue of the Americas
 New York, New York 10019              153,304                5.24%


 Non-Director Executive Officers

C. Phillip Turner
 Vice President                          5,577  (4)            .19%

 Garin M. VanDeMark
 Vice President                          1,651  (4)            .06%

 All directors and executive
   officers as a group - 16 persons    134,457  (3) (4)       4.60%





(1) The Bank has advised the Company that 15,869 shares are owned by the Bank in nominee name as custodian, and 1,021,407 shares are owned by the Bank as trustee. Included are 95,344 shares in which Mary B. Bittle has a beneficial interest and 87,472 shares in which each of Mary B. Bittle and Calvin C. Covert, Chairman of the Board, has a beneficial interest. The Bank, as Trustee for the Woodward Governor Company Deferred Profit Sharing Plan, holds 739,231 shares of Common Stock, of which 703,404 shares are held under the Woodward Stock Plan portion of the Plan and 35,827 shares are held in the rest of the Plan. Some of the shares held in the Woodward Stock Plan portion of the Plan are allocated to participant accounts and the rest of the shares will be allocated to participants as the principal and interest on the current outstanding loan to the Plan are repaid. The Plan directs the Trustee to vote the shares allocated to participant accounts under the Woodward Stock Plan portion of the Plan as directed by such participants and to vote all allocated shares for which no timely instructions are received in the same proportion as the allocated shares for which instructions are received. The remaining shares in the Plan are voted by the Trustee as directed by the Plan's Administrative Committee. In the event of a tender or exchange offer, participants have the right individually to decide whether to tender or exchange shares in their account. The Plan directs the Trustee to tender or exchange all allocated shares for which no timely instructions are received in the same proportion as the allocated shares with respect to which it does receive directions. The remaining unallocated shares are tendered or exchanged by the Trustee as directed by the Plan's Administrative Committee.

(2) Private investor and retired Director. Includes 87,472 shares held by the Irl C. Martin Trust in which Mrs. Bittle is one of four trustees and an income beneficiary with power of appointment as to one-third of the assets, 95,344 shares held by the Dorothy C. Martin Trust in which Mrs. Bittle is one of three trustees and an income beneficiary with power of appointment as to one-half of the assets, 7,583 shares held by the Billie Bittle Marital Trust Number One in which Mrs. Bittle is the trustee and the income beneficiary, 1,727 shares held by Billie Bittle Family Trust in which Mrs. Bittle is the trustee, is the income beneficiary, and has a power of appointment, and 31,106 shares held by Mary Barbara Bittle Trust, a revocable living trust in which Mrs. Bittle is a co-trustee.

(3)  See table under "ELECTION OF DIRECTORS."

(4) Includes shares allocated to participant accounts of executive officers under the Woodward Governor Company Deferred Profit Sharing Plan. Plan participants direct the Trustees to vote the shares allocated to participant accounts under the Woodward Stock Plan portion of the Plan.

Section 16(a) of the Securities Exchange Act of 1934 requires directors and certain officers and beneficial owners of the Company's Common Stock to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of common stock. So far as the Company is aware, based solely upon a review of the reports known by it to have been filed with the SEC, its compensation programs involving its equity securities, and representations of its directors and officers, all of the required filings for the fiscal year ended September 30, 1994 have been timely made.



                           ELECTION OF DIRECTORS

NOMINEES FOR ELECTION TO THE BOARD

Three directors are to be elected at the annual meeting. Proxies will be voted for the election of Messrs. Vern H. Cassens, Carl J. Dargene and Thomas
W. Heenan unless the shareholder signing such proxy withholds authority to vote for one or more of these nominees in the manner described on the proxy. Mr. Cassens, Mr. Dargene and Mr. Heenan are directors of the Company previously elected by the shareholder members whose terms in office expire this year. If elected, subject to provisions of the Company's Bylaws summarized under "DIRECTORS' QUALIFICATIONS," each of the nominees will hold office for a term ending on the date of the third annual meeting of shareholders following the January 11, 1995 meeting. The Company does not expect that any of the nominees will be unavailable for election, but if that should occur, proxies may be voted for a substitute nominee or nominees selected by the Board.

INFORMATION CONCERNING NOMINEES AND INCUMBENT DIRECTORS
    Name, Age, Principal           Year First          Shares of Common Stock         Percent of
    Occupation and Other           Elected a             Beneficially Owned          Common Stock
       Information                  Director            November 14, 1994 (1)         Outstanding

Nominees for Election/Class II/
  Term Expiring 1998

Vern H. Cassens, 62, is Senior
 Vice President and Treasurer
 and Chief Financial Officer
 of the Company                       1977                   10,270                     0.35%

Carl J. Dargene, 64, is President
 and Chief Executive Officer of
 AMCORE Financial, Inc., Rockford,
 Illinois (2)                         1990                      800                     0.03%

Thomas W. Heenan, 63, is a
 partner in the law firm of
 Chapman and Cutler, Chicago,
 Illinois                             1986                    3,400                     0.12%


Incumbent Directors/Class I/
  Term Expiring 1997

J. Grant Beadle, 61, is
 retired Chairman and Chief
 Executive Officer of Union
 Special Corporation, a
 manufacturer of industrial
 sewing machines (3)                  1988                      200                     0.01%

Lawrence E. Gloyd, 62, is
 Chairman, President and
 Chief Executive Officer of
 CLARCOR, Rockford, Illinois, a
 manufacturer of filtration and
 consumer packaging products (4)(5)   1994                      214                     0.01%

J. Peter Jeffrey, 61, is
 Vice President of Development
 at Father Flanagan's Boys Home
 in Boys Town, Nebraska               1981                      322                     0.01%

Mark Leum, 67, is
 retired Vice Chairman of the
 Board of the Company                 1972                    4,001                     0.14%


Incumbent Directors/Class III/
  Term Expiring 1996

Calvin C. Covert, 69, is
 Chairman of the Board
 of the Company (6)                   1973                   98,031  (7)                3.35%

John A. Halbrook, 49, is President
 and Chief Executive Officer
 of the Company                       1991                    1,356                     0.05%

Michael T. Yonker, 52, is President
  and Chief Executive Officer of
  Portec, Inc., which has operations
  in the construction equipment,
  materials handling, and railroad
  products industries (8)             1993                      200                     0.01%



(1) Includes the maximum number of shares which might be deemed to be beneficially owned under rules of the Securities and Exchange Commission, including some duplication. Includes shares allocated to participant accounts of executive officers under the Woodward Governor Company Deferred Profit Sharing Plan. The Plan directs the Trustee to vote the shares allocated to participant accounts under the Woodward Stock Plan portion of the Plan as directed by such participants and to vote all allocated shares for which no timely instructions are received in the same proportion as the allocated shares for which instructions are received.

(2) Serves as a director of AMCORE Financial, Inc., CLARCOR Inc. and Elco Industries, Inc.

(3) Serves as a director of Portec, Inc.

(4) Elected as a director at the June 22, 1994 meeting of the Board of Directors.

(5) Serves as a director of CLARCOR, AMCORE Financial, Inc., Thomas Industries, Inc. and G.U.D. Holdings Ltd.

(6) Serves as a director of AMCORE Financial, Inc.

(7) Includes 87,472 shares held by the Irl C. Martin Trust in which Mr. Covert is one of four trustees and an income beneficiary with power of appointment as to one-third of the assets.

(8) Serves as a director of Portec, Inc., Crown Anderson, Inc. and Modine Manufacturing Company, Inc.

All nominees and incumbent directors except Mr. Beadle and Mr. Jeffrey have been engaged in their principal occupation, or in other responsible positions with the same organizations, for at least the last five years. Mr. Beadle retired as Chairman and Chief Executive Officer of Union Special Corporation in May 1991, a position he had held for seven years. Mr. Jeffrey retired as Vice Chairman and Chief Executive Officer of AMCORE Bank N.A., Rockford in December 1991, a position he had held for six years.

The Board of Directors met eight times during the last fiscal year; all directors attended more than 75% of the aggregate of the total meetings of the Board of Directors and all committees of the Board on which they served.


                           DIRECTORS' COMMITTEES

The Board of Directors has established four standing committees. They are the Audit Committee, the Compensation Committee, the Executive Committee and the Selection Committee.

The Audit Committee consists of Mr. Jeffrey (Chairman), Mr. Beadle,
Mr. Heenan, Mr. Leum and Mr. Yonker. The Audit Committee is responsible for recommending to the Board the engagement of independent accountants to audit the Company's books. The Committee reviews the scope and approach of both the annual independent audit and internal audits and reviews the Company's system of internal accounting controls. The Committee met twice during the year ended September 30, 1994.

The Compensation Committee consists of Mr. Dargene (Chairman),
Mr. Beadle, Mr. Covert (Chairman of the Board of Directors of the Company), Mr. Gloyd, Mr. Heenan and Mr. Yonker. The Compensation Committee is responsible for recommending to the Board the base compensation of the Company's officers and key personnel. The Committee evaluates the performance of and reviews the results of the annual member evaluation for those individuals. The Committee met once during the year ended September 30, 1994.

The Executive Committee consists of Mr. Covert (Chairman), Mr. Beadle,
Mr. Dargene and Mr. Halbrook. The Executive Committee is responsible for exercising all the powers and authority of the Board of Directors in the management of the business when the Board is not in session and when in the opinion of the Chairman the matter should not be postponed until the next scheduled meeting of the Board. The Committee may declare cash dividends. The Committee may not authorize certain major corporate actions such as amending the Certificate of Incorporation, amending the Bylaws, adopting an agreement of merger or consolidation or recommending the sale, lease or exchange of substantially all of the Company's assets. The Committee met four times during the year ended September 30, 1994.

The Selection Committee consists of Mr. Beadle (Chairman), Mr. Covert, Mr. Dargene, Mr. Halbrook and Mr. Heenan. The Selection Committee is responsible for recommending to the Board qualified individuals to fill any vacancies on the Board. The Committee met twice during the year ended September 30, 1994.

No procedures have been established for the consideration by the Selection Committee of nominees recommended by shareholder members of the Company.

All actions by committees are reported to the Board at the next scheduled meeting and are subject to approval and revision by the Board. No legal rights of third parties may be affected by Board revisions.


                         DIRECTORS' QUALIFICATIONS

The Company's Bylaws provide that the term of any director shall end on the September 30th next following the director's seventieth birthday, unless otherwise determined by the Board, and that no person may serve as a director unless such person agrees in connection with such service to be guided by the philosophy and concepts of human and industrial association of the Company as expressed in its Constitution. Directors need not be shareholders. Section
2.8 of the Company's Bylaws requires adequate notice to the Company with respect to nominees for directors other than those nominated by the Board.
A copy of Section 2.8 is attached to this Proxy Statement as Exhibit A.


                                       EXECUTIVE COMPENSATION

The following table sets forth a summary for the last three fiscal years of the cash and non-cash compensation paid to John A. Halbrook, President and Chief Executive Officer of the Company, and to each of the other four most highly compensated executive officers of the Company whose total compensation in 1994 exceeded $100,000.

                                     SUMMARY COMPENSATION TABLE

                                                Annual             All
                                              Compensation        Other
 Name and Principal Position        Year       Salary (A)    Compensation (B)

Calvin C. Covert                    1994        $373,623         $ 36,776
  Chairman of the                   1993         378,976*          36,741
  Board of Directors                1992         428,768           39,964

John A. Halbrook                    1994         254,833           20,401
  President and Chief               1993         194,461*          15,721
  Executive Officer                 1992         147,350           11,846

Vern H. Cassens                     1994         185,550           17,541
  Senior Vice President             1993         171,637*          16,271
  and Treasurer and                 1992         181,454           16,974
  Chief Financial Officer

C. Phillip Turner                   1994         144,150           13,624
  Vice President                    1993         135,181*          12,747
                                    1992         134,125           12,541

Garin M. VanDeMark                  1994         134,250           12,023
  Vice President                    1993         129,518           11,619
                                    1992         129,322           11,507


*As a reflection of the fact that earnings for both of the Company's main product lines had been declining due to difficulties in the general economy as a whole and, in particular, in the aircraft industry, Mr. Covert, Mr. Halbrook, Mr. Cassens and Mr. Turner voluntarily took a 5% reduction in salary in June, 1993.

(A) No executive officer received personal benefits in excess of the lesser of 10% of cash compensation or $50,000.

(B) Includes Company contributions to the Deferred Profit Sharing Plan, Retirement Income Plan and Unqualified Deferred Compensation Plan.

     Company contributions to the Deferred Profit Sharing Plan for the account of each of the executive officers listed included the following amounts for the years ended: September 30, 1994, Mr. Covert $9,980; Mr. Halbrook $9,558; Mr. Cassens $6,551; Mr. Turner $5,088; and Mr. VanDeMark $4,831; September 30, 1993, Mr. Covert $9,631; Mr. Halbrook $7,929; Mr. Cassens $6,604; Mr. Turner $5,174; and Mr. VanDeMark $5,060; September 30, 1992, Mr. Covert $10,445; Mr. Halbrook $6,342; Mr. Cassens $7,374; Mr. Turner $5,448; and Mr. VanDeMark $5,350.

     Company contributions to the Retirement Income Plan for the account of each of the executive officers listed included the following amounts for the years ended: September 30, 1994, Mr. Covert $21,226; Mr. Halbrook $10,842; Mr. Cassens $10,991; Mr. Turner $8,536; and Mr. VanDeMark $7,192; September 30, 1993, Mr. Covert $20,369; Mr. Halbrook $7,792; Mr.
     Cassens $9,667; Mr. Turner $7,573; and Mr. VanDeMark $6,559; September 30, 1992, Mr. Covert $19,555; Mr. Halbrook $5,504; Mr. Cassens $9,600;
     Mr. Turner $7,093; and Mr. VanDeMark $6,157.

     The only Company contributions made to the Unfunded Deferred
     Compensation Plan were to Mr. Covert's account as follows for the years ended: September 30, 1994, $5,570; September 30, 1993, $6,741; September 30, 1992, $9,964.

The Company's pension plan was terminated as to future contributions on September 30, 1971 with all benefits fully vested. The plan when terminated provided for payments of $2.00 per month for each year of service beyond two years, payable at age 65; however, accumulated reserves are sufficient to enable the insurance contract holder to provide an additional 31% benefit to all participants. Annual benefits will remain constant at normal retirement and are as follows: Mr. Covert $880; Mr. Halbrook $0; Mr. Cassens $283, Mr. Turner $283; and Mr. VanDeMark $31.

Directors who are not worker members are paid a monthly retainer plus a meeting fee. On June 23, 1993 the Directors voted to reduce their monthly retainer fee 12.7% to $1,200 per month. Beginning calendar year 1994 the monthly retainer was returned to the previous level of $1,375 per month plus $850 for each Board meeting attended. Committee members are also compensated at the rate of $1,250 for committee chairmen and $850 for committee members for each meeting attended. Directors are also reimbursed for travel expenses incurred in attending meetings.

In addition to the regular retainer, Mr. Beadle received compensation of $2,000 and Mr. Yonker received compensation of $1,200 for consultation services beyond the scope of their duties related to Board of Directors activity.

Mr. Dargene is President and Chief Executive Officer of AMCORE Financial, Inc. and Chairman of its wholly-owned subsidiary, AMCORE Bank N.A., Rockford. In the ordinary course of its business the Company maintains a normal commercial banking relationship with AMCORE Bank N.A., Rockford. The maximum amount of borrowings outstanding at any time during the year ended September 30, 1994 aggregated $6,800,000. Interest has been charged at the bank's prime rate. AMCORE Bank, N.A., Rockford also serves as Trustee under the Woodward Governor Company Profit Sharing Trust. Mr. Heenan is a partner of the law firm of Chapman and Cutler, which firm the Company retained as Corporate Counsel during the year ended September 30, 1994. No other director or officer of the Company, or any associate or affiliate of any such person, had any material interest, direct or indirect, in any material transaction to which the Company was a party.


          COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee administers the base compensation program for the Company's executive officers while the Board of Directors administers the Company's profit sharing program. The discussion of the Compensation Committee's determination of the base compensation of each executive officer, including Mr. Covert, the Chairman of the Board , and Mr. Halbrook, the President and Chief Executive Officer, constitutes the Report of the Compensation Committee. The discussion of the profit sharing program is included because amounts distributed under this program to executive officers constitute executive compensation. All of the Company's eligible worker members, including executive officers, participate in this program proportionately based on each worker member's compensation as determined in the program. Mr. Covert, the Chairman of the Board of the Company, is a member of the Compensation Committee but does not participate in discussions or decisions relating to his base compensation.

The goals of the Company's base compensation program and the Company's profit sharing program are defined in the following narrative.


Base Compensation

The Compensation Committee's determination of each executive officer's base compensation is designed to accomplish two goals. The first goal is to pay executive officers competitively to attract, retain and motivate a high-quality senior management team. The second goal is to link annual increases in base compensation to the individual performance of each executive officer. The Company's stock performance is not specifically considered by the Compensation Committee in determining base compensation for the Company's executive officers. In general, the base compensation of each executive officer is targeted to be within a range of 85% to 90% of the average base compensation received by executive officers in similar positions with manufacturing companies as measured by sales volume attributable to such executive officers' group or business unit within the company.

The Compensation Committee, in determining the base compensation to be paid to each executive officer, other than the Company's Chairman and the President (the "Other Executive Officers"), reviews recommendations prepared by the Company's Chairman of the Board and the President and Chief Executive Officer. These recommendations are based, in part, on executive compensation reviews prepared by outside compensation consultants. These recommendations are also based on the executive officer's individual performance. An executive officer's individual performance evaluation is based on such individual's experience, responsibilities, management and leadership abilities, and job performance, with more weight being given to current responsibilities and job performance. After consultation with the Chairman of the Board and the President and Chief Executive Officer, the Compensation Committee reviews the recommendations and the supporting executive compensation reviews. The Compensation Committee then determines the annual base compensation of each of the Other Executive Officers subject to approval by the Company's Board of Directors. The determinations of the Chairman of the Board's and the President and Chief Executive Officer's annual base compensation is specifically discussed below.


Profit Sharing Program

The profit sharing program is designed to accomplish the goal of tying incentive cash compensation and deferred profit sharing to Company performance for all worker members, including its executive officers. All of the Company's worker members who have completed two years of service participate in the profit sharing program. The amount to be distributed to worker members under this program, either as cash and/or deferred profit sharing, is determined annually by the Company's Board of Directors. In determining the profit sharing amount, normal costs before cumulative effect of accounting changes plus a charge for a base return to the shareholders are deducted from gross revenues. The profit sharing amount is then divided between the Company's shareholders and its worker members. Such division is annually determined by the Board of Directors. The shareholders' portion of the profit sharing amount becomes a part of the overall earnings for the year. Such earnings are paid out as dividends and/or retained for reinvestment by the Company as determined by the Board of Directors. The worker members' portion of the profit sharing amount is distributed as cash and/or deferred profit sharing as determined by the Board of Directors. Each worker member's portion of the profit sharing amount is proportionately based on such worker member's compensation. The rules relating to deferred profit sharing are set forth in the Woodward Governor Company Deferred Profit Sharing Plan. Because the profit sharing program is approved by the Company's Board of Directors and because all eligible worker members, including executive officers, participate proportionately based on each worker member's compensation, the Compensation Committee is not involved in the administration of this program.


Compensation of the President and Chief Executive Officer and the Chairman of the Board

On November 16, 1993 Calvin C. Covert, Chairman of the Board and Chief Executive Officer of the Company, announced his retirement from the position of Chief Executive Officer of the Company. Mr. Covert continues to serve as the Chairman of the Board and an officer of the Company. In recognition of the accompanying reduction in responsibilities, Mr. Covert's base compensation was decreased by 17%, from $300,040 for the fiscal year ended September 30, 1994 to $250,000 for fiscal year 1995.

Also on November 16, 1993 Mr. John A. Halbrook, President and Chief Operating Officer, was elected to the position of President and Chief Executive Officer. In connection with this promotion, Mr. Halbrook's base compensation was increased by 22%, to $277,630 for fiscal year 1995. This increase was commensurate with the additional responsibilities of the position of Chief Executive Officer and recognized Mr. Halbrook's overall performance during a very difficult period for the Company. Mr. Halbrook's base compensation for 1995 was set at a level somewhat lower than the median range for chief executive officers in similar positions with manufacturing companies having annual sales of approximately $331 million.

As discussed above, the Compensation Committee's determination of the base compensation of the Company's executive officers, including Mr. Covert and Mr. Halbrook, does not specifically consider the Company's stock performance.

In determining the base salary for the Chief Executive Officer, the Compensation Committee also considers the fact that the Company, unlike most of the manufacturing companies reviewed, has determined not to use bonuses, stock options, stock appreciation rights, long term incentive programs or pension benefits to increase the compensation of its chief executive officer. As also discussed above, the amount of cash and deferred profit sharing distributed to Mr. Covert and to Mr. Halbrook under the Company's profit sharing program was determined proportionately based on their respective base compensation. The amount of cash and deferred profit sharing distributed to each of the Company's other eligible worker members was also determined proportionately based on compensation.

Compensation Committee:  Carl J. Dargene, Chairman
                         J. Grant Beadle
                         Calvin C. Covert
                         Lawrence E. Gloyd
                         Thomas W. Heenan
                         Michael T. Yonker


        COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Dargene, President and Chief Executive Officer of AMCORE Financial, Inc. and Chairman of its wholly-owned subsidiary, AMCORE Bank N.A., Rockford, serves as a member of the Company's Board and chairman of the Company's Compensation Committee. Mr. Heenan, a partner of the law firm of Chapman and Cutler, which firm the Company retained as Corporate Counsel during the year ended September 30, 1994, serves as a member of the Company's Compensation Committee. Mr. Covert, Chairman of the Board of the Company, serves as a member of the Board and serves as a member of the Board of Directors of AMCORE Financial, Inc.


                         COMMON STOCK PERFORMANCE

The following Performance Graph compares the Company's cumulative total return on its Common Stock for a five year period (September 30, 1989 to September 30, 1994) with the cumulative total return of the S&P Composite 500 Stock Index and the S&P Machinery Diversified Index.


                       TOTAL RETURN TO SHAREHOLDERS




                          ( GRAPH INSERTED HERE )




       Assumes that the value of the investment in the Company's Common Stock and each index was $100 on September 30, 1989 and that all dividends were reinvested.

                                        1989       1990       1991       1992       1993       199

Woodward Governor Company ($)         $100.00     $ 81.18    $ 87.90    $ 62.60    $ 59.49    $ 76.16

S&P 500 ($)                           $100.00     $ 90.76    $119.04    $132.20    $149.39    $153.78

S&P Machinery - Diversified ($)       $100.00     $ 82.46    $102.85    $107.67    $148.72    $161.98

                      INDEPENDENT PUBLIC ACCOUNTANTS

Coopers & Lybrand L.L.P. have served as the independent public accountants of the Company for the year ended September 30, 1994, and it is the present intention of the Board to reappoint them for the fiscal year ending September 30, 1995. A representative from Coopers & Lybrand L.L.P. is expected to be present at the shareholders' meeting with the opportunity to make a statement if he so desires and to answer appropriate questions.


                           SHAREHOLDER PROPOSALS

Proposals of shareholders to be included in the Company's proxy statement for the 1996 annual meeting must be received by the Company no later than August 3, 1995.


                               OTHER MATTERS

The cost of solicitation of proxies including preparing, assembling and mailing this proxy statement and accompanying papers will be borne by the Company. Solicitation will be made by mail but in some cases may also be made by letter, telephone, telegraph or personal call of officers, directors or members of the Company who will not be specially compensated for such solicitation. The Company has employed Morrow & Company to solicit proxies for the annual meeting from brokers, bank nominees, other institutional holders and certain individual shareholders. The Company has agreed to pay $4,000, plus the out-of-pocket expenses of Morrow & Company for these services. The Company will also pay the regular charge of brokers and other nominees who hold shares of record for forwarding proxy material to the beneficial owners of such shares.

The Board of Directors knows of no other business to be presented at the annual meeting. Should any other business properly come before the meeting, however, action may be taken thereon pursuant to the enclosed form of proxy, which confers discretionary authority upon the attorneys named therein, or their substitutes.

                                   By Order of the Board of Directors

                                   WOODWARD GOVERNOR COMPANY




                                   Carol J. Manning
                                   Corporate Secretary

December 1, 1994

                                                                     Exhibit A

            SECTION 2.8 OF THE BY-LAWS REQUIRING WRITTEN NOTICE



SECTION 2.8 NOMINATIONS FOR DIRECTOR. Nominations for election to the Board of Directors may be made by the Board of Directors or by any stockholder entitled to vote for the election of directors. Nominations other than those made by the Board of Directors shall be made by notice in writing, delivered or mailed by registered or certified United States mail, return receipt requested, postage prepaid, to the Secretary of the Corporation, not less than 20 days nor more than 50 days prior to any meeting of stockholders called for the election of directors; provided, however, if less than 21 days' notice of the meeting is given to stockholders, such written notice shall be delivered or mailed, as prescribed, not later than the close of business on the seventh day following the day on which the notice of meeting was mailed to the stockholders. Each such written notice shall contain the following information:

    (a) The name and residence address of the stockholder making the nomination;

    (b) Such information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominees been nominated by the Board of Directors; and

    (c) The signed consent of each nominee to serve as a member of the Board of Directors if elected, and the signed agreement of each nominee that if elected he or she will be guided by the philosophy and concepts of human and industrial association of the Corporation as expressed in its Constitution in connection with the nominee's service as a member of the Board of Directors.

Unless otherwise determined by the Chairman of the Board of Directors or by a majority of the directors then in office, any nomination which is not made in accordance with the foregoing procedure shall be defective, and any votes which may be cast for the defective nominee shall be disregarded.

                               APPENDIX

                         FOR PERFORMANCE GRAPH



A description of the performance graph material appears on Page 12 of the proxy statement.

                         WOODWARD GOVERNOR COMPANY
         Proxy for Annual Meeting of the Shareholders - January 11, 1995
                    Solicited by the Board of Directors


The undersigned shareholder member of Woodward Governor Company, a Delaware corporation, hereby appoints and constitutes Calvin C. Covert, J. Grant Beadle, and John A. Halbrook, and each of them, the true and lawful attorneys and proxies of the undersigned with several power of substitution, for and in the name of the undersigned, to vote as designated below, including the right to cumulate votes in the election of directors for such of the nominees as the attorneys and proxies in their discretion may deem appropriate, all the shares of stock of the corporation standing in the name of the undersigned on November 14, 1994, at the annual meeting of the shareholders of the corporation to be held at Rockford, Illinois, on January 11, 1995 at 10:00 A.M., local time, with authority to vote at said meeting or at any adjournment thereof.

1.  ELECTION OF DIRECTORS:


     FOR all nominees listed below      WITHHOLD AUTHORITY to vote
       (except as marked to the           for all nominees listed
       contrary below)                    below

          Vern H. Cassens, Carl J. Dargene, and Thomas W. Heenan

       (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)



2.  IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON
    SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

A majority of said attorneys or proxies who are present at the meeting shall have, and may exercise, all of the powers of all said attorneys or proxies hereunder.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO SPECIFICATION IS MADE, FOR THE ELECTION OF THE BOARD'S NOMINEES TO THE BOARD OF DIRECTORS AND IN THE DISCRETION OF THE NAMED PROXIES ON OTHER MATTERS PROPERLY BEFORE THE MEETING.





               (continued, and to be signed, on other side)

        Dated
                                                 Signature

                                                 Print Name of Shareholder


                                                 Signature

                                                 Print Name of Shareholder




Please sign exactly as name appears at the left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

          PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY